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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934


                             ASSOCIATED GROUP, INC.
--------------------------------------------------------------------------------
                                (Name of issuer)

                 CLASS A COMMON STOCK, PAR VALUE $0.10 PAR SHARE
                 CLASS B COMMON STOCK, PAR VALUE $0.10 PAR SHARE
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                              045651-10-6(CLASS A)
                              045651-20-5(CLASS B)
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                                 (Cusip Number)


                                  JULY 20, 1998
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             (Date of Event which Requires Filing of this Statement)



Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         [X] Rule 13d-(c)                         [ ] Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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

-------------------------------                       --------------------------
CUSIP NOS. 045651-10-6(CLASS A)      SCHEDULE 13G             PAGE 2  OF 7 PAGES
           045651-20-5(CLASS B)
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1.                NAME OF REPORTING PERSON/S.S. OR I.R.S. IDENTIFICATION
                  NO. OF ABOVE PERSON

                  JOEL M. GREENBLATT
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2.                CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP    (A) [ ]
                                                                      (B) [X]
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3.                SEC USE ONLY


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4.                CITIZENSHIP OR PLACE OF ORGANIZATION

                  USA
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                               5.     SOLE VOTING POWER

                                      0
   NUMBER OF                  --------------------------------------------------
    SHARES                     6.     SHARED VOTING POWER
 BENEFICIALLY
   OWNED BY                           37,000 (CLASS B)
    EACH                      --------------------------------------------------
  REPORTING                    7.     SOLE DISPOSITIVE POWER
   PERSON
    WITH:                             0
                              --------------------------------------------------
                               8.     SHARED DISPOSITIVE POWER

                                      37,000 (CLASS B)
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9.                AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  37,000 (CLASS B) *SEE ITEM 4
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10.               CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                  CERTAIN SHARES                                          [ ]
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11.               PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                  0.19% (CLASS B)
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12.               TYPE OF REPORTING PERSON

                  IN
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-------------------------------                       --------------------------
CUSIP NOS. 045651-10-6(CLASS A)      SCHEDULE 13G             PAGE 3  OF 7 PAGES
           045651-20-5(CLASS B)
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1.                NAME OF REPORTING PERSON/S.S. OR I.R.S. IDENTIFICATION
                  NO. OF ABOVE PERSON

                  GOTHAM CAPITAL V, LLC
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2.                CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP    (A) [ ]
                                                                      (B) [X]
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3.                SEC USE ONLY


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4.                CITIZENSHIP OR PLACE OF ORGANIZATION

                  DELEWARE
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                               5.     SOLE VOTING POWER

                                      0
   NUMBER OF                  --------------------------------------------------
    SHARES                     6.     SHARED VOTING POWER
 BENEFICIALLY
   OWNED BY                           37,000 (CLASS B)
    EACH                      --------------------------------------------------
  REPORTING                    7.     SOLE DISPOSITIVE POWER
   PERSON
    WITH:                             0
                              --------------------------------------------------
                               8.     SHARED DISPOSITIVE POWER

                                      37,000 (CLASS B)
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9.                AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  37,000 (CLASS B) *SEE ITEM 4
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10.               CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                  CERTAIN SHARES                                          [ ]
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11.               PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                  0.19%
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12.               TYPE OF REPORTING PERSON

                  00-LIMITED LIABILITY COMPANY
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
                                                              PAGE 4 OF 7 PAGES
                                                                  ---  ---
ITEM 1.

      (a) Name of Issuer:  Associated Group, Inc.
                           ----------------------

      (b) Address of Issuer's Principal Executive Offices:

                           200 Gateway Towers, Pittsburgh, PA. 15222
                           -----------------------------------------
ITEM 2.

      (a)  Name of Persons Filing:
      (b)  Address of  Principal  Business  Office or, if none,  Residence:
      (c)  Citizenship:

                         Joel M. Greenblatt
                         100 Jericho Quadrangle
                         Suite 212
                         Jericho, NY 11753
                         (United States Citizen)

                         Gotham Capital V, LLC
                         100 Jericho Quadrangle
                         Suite 212
                         Jericho, NY 11753
                         (Deleware limited liability company))


      (d) Title of Class of Securities: Class A common stock, $0.10 par value and Class B common stock,$0.10 par value
                                        ----------------------------------------

      (e) CUSIP Number:   045651-10-6 (Class A) and 045651-20-5 (Class B)
                          -----------------------------------------------

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(B), OR 13D-2(B), CHECK WHETHER THE PERSON FILING IS A:

     (a)  [ ] Broker or Dealer registered under Section 15 of the Act

     (b)  [ ] Bank as defined in section 3(a)(6) of the Act

     (c)  [ ] Insurance Company as defined in section 3(a)(19) of the Act

     (d) [ ] Investment Company registered under section 8 of the Investment Company Act of 1940

     (e) [ ] Investment Adviser registered under section 203 of the Investment Advisers Act

     (f) [ ] Employee Benefit Plan, Pension fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see ss.240.13d-1(b)(1)(ii)(F)

     (g) [ ] Parent Holding Company, in accordance with ss.240.13d-1(b)(ii)(G) (Note: See Item 7)

     (h) [ ] A Savings Association as defined in Section 3(b) of the Federal Deposit Insurance Act

     (i) [ ] A Church Plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940

     (j)  [ ] Group, in accordance with ss.240.13d-1(b)(1)(ii)(J)

If this statement is filed pursuant to ss.240.13d-1(c), check this box [ X ].

                                                              PAGE 5 OF 7 PAGES
                                                                  ---  ---
ITEM 4.   OWNERSHIP


      JOEL M. GREENBLATT*

      (a) Amount Beneficially Owned:  37,000 (Class B)
                                    --------------------------------------------
      (b) Percent of Class:   0.19% (Class B)
                             ---------------------------------------------------
      (c) Number of shares as to which such person has:

            (i)sole power to vote or to direct the vote:    0
                                                         -----------------------
           (ii)shared power to vote or to direct the vote:  37,000 (Class B)
                                                          ----------------------
          (iii)sole power to dispose or to direct the disposition of:  0
                                                                      ----------
           (iv) shared power to dispose or to direct the disposition of: 37,000
                                                                       (Class B)
                                                                       ---------

      GOTHAM CAPITAL V, LLC

      (a) Amount Beneficially Owned:      37,000 (Class B)
                                     -------------------------------------------
      (b) Percent of Class:     .19%
                            ----------------------------------------------------
      (c) Number of shares as to which such person has:

          (i)  sole power to vote or to direct the vote:     0
                                                         -----------------------
          (ii) shared power to vote or to direct the vote:   37,000 (Class B)
                                                           ---------------------
          (iii)sole power to dispose or to direct the disposition of:   0
                                                                      ----------
          (iv) shared power to dispose or to direct the disposition of:  37,000
                                                                       (Class B)
                                                                       ---------


*SHARES REPORTED FOR JOEL M. GREENBLATT REFLECT SHARES BENEFICIALLY OWNED BY GOTHAM CAPITAL V, LLC, OF WHICH MR. GREENBLATT IS THE SOLE MANAGER. GOTHAM V HAS ALSO ENTERED INTO DERIVATIVE EQUITY SWAP TRANSACTIONS WITH THIRD PARTIES, THE VALUE OF WHICH IS RELATED TO THE VALUE OF CLASS A AND CLASS B SHARES OWNED AND CONTROLLED BY SUCH SWAP COUNTERPARTIES. AS OF THE DATE HEREOF, SUCH AGREEMENTS RELATE TO AN AGGREGATE 975,200 CLASS B SHARES (5.05% CLASS B) AND AN AGGREGATE 52,300 CLASS A SHARES (0.28% CLASS A). THE TERMS, CONDITIONS AND NUMBER OF
SHARES SUBJECT TO SUCH ARRANGEMENTS WILL VARY FROM TIME-TO-TIME. VOTING AND DISPOSITIVE POWER OVER SUCH SHARES OF CLASS A AND CLASS B COMMON STOCK WHICH ARE THE SUBJECT OF THE ARRANGEMENTS IS RETAINED BY THE SWAP COUNTERPARTIES. ACCORDINGLY, GOTHAM V AND JOEL GREENBLATT DISCLAIM BENEFICIAL OWNERSHIP OF ALL SUCH SHARES OWNED BY THE SWAP COUNTERPARTIES.


Instruction: For computations regarding securities which represent a right to acquire an underlying security see Rule 13d-3(d)(1).


ITEM 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

          Not Applicable

ITEM 6.   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

          Not Applicable

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

          Not Applicable

ITEM 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

          Not Applicable

ITEM 9.   NOTICE OF DISSOLUTION OF GROUP

          Not Applicable




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                                                              PAGE  6 OF 7 PAGES
                                                                  ----  ----

ITEM 10. CERTIFICATION

         By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                                              PAGE  7 OF 7 PAGES
                                                                  ----  ----
                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I hereby certify that the information set forth in this statement is true, complete and correct.

Dated this 31th day of July, 1998.




                                       GOTHAM CAPITAL V, LLC


                                       By: /s/ Joel M. Greenblatt
                                           -------------------------------------
                                           Joel M. Greenblatt



                                       /s/ Joel M. Greenblatt
                                       -------------------------------------
                                       Joel M. Greenblatt, Individually